EXHIBIT 99.1

Press Release

BakBone Software Names James R. Johnson as President and CEO

SAN DIEGO, Nov 1, 2004 (PRNewswire-FirstCall via COMTEX) — BakBone Software (TSX: BKB; OTC Bulletin Board: BKBOF), a global provider of data protection software, today announced that James R. Johnson has been appointed president and CEO, effective immediately. Johnson will also become a member of BakBone’s Board of Directors.

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Most recently, Johnson was president and chief technology officer of the SoftBrands, Inc. Hospitality Group, a privately held enterprise applications software company specializing in the hospitality and manufacturing markets. Prior to joining SoftBrands in 2001, Johnson was president and senior vice president of the Asia Pacific Group of Sterling Commerce, Inc., a former NYSE-listed company specializing in electronic commerce software and services that was acquired by SBC. Johnson also held numerous senior positions with Sterling Software, Inc. prior to its acquisition by Computer Associates including president and senior vice president of the Asia Pacific Group, executive vice president of business development, and president of the Softlabs Division for Sterling.

With more than 25 years of executive management experience, Johnson joins BakBone as a seasoned CEO with a successful track record and experience in growing global software and enterprise applications services, both organically and through strategic acquisitions. During his 15-year tenure at Sterling, Johnson established numerous onshore and offshore multi-development centers and extended his extensive experience in storage management, systems management, connectivity, e-commerce software and services and application development tools to both developing and increasing Sterling’s product lines in these areas.

From 1976 to 1982, Johnson was co-founder and co-president of privately- held Application Development Systems, Inc. where he was instrumental in the development of one of the industry’s first direct attached storage management products which continues to be offered by Computer Associates today.

Johnson serves on the Board of Lister Technologies, Ltd., an Indian offshore company and as an advisor to Diligent Software, Inc., a technology company startup.

Keith Rickard has resigned from his positions as president, CEO and member of the Board to pursue other interests, effective immediately. The Board expressed its appreciation for Rickard’s efforts on behalf of the Company.

Additional information can be found in the Form 8-K filed today with the Securities and Exchange Commission.

About BakBone Software, Inc.

BakBone Software (TSX: BKB; OTC Bulletin Board: BKBOF) is a leading international data protection solution provider that develops and distributes data backup, restore, and disaster recovery software for network storage and open-systems environments worldwide. BakBone delivers scalable solutions that address the complex demands of large enterprise environments, as well as small to medium size businesses. Founded in 2000, BakBone products are used by Fortune 1000 corporations and domestic and international government entities. Distributed through a select global network of OEM partners, resellers and solution providers, interested companies can learn more about BakBone’s products and services at http://www.bakbone.com/ or email info@bakbone.com.

For further information, please contact Karen Silva, Director of Investor Relations of BakBone Software, Inc., +1-858-795-7525, karen.silva@bakbone.com

SOURCE BakBone Software

Karen Silva, Director of Investor Relations of BakBone Software, Inc.,

858-795-7525,karen.silva@bakbone.com